EXHIBIT 99.1

      Pursuant to Item 8, the members of the former group that have filed this
Schedule 13G pursuant to Rule 13d-1(d) are:

The Morgan Stanley Leveraged Equity Fund II, L.P.
Morgan Stanley Leveraged Equity Fund II, Inc.
Morgan Stanley Dean Witter & Co.
Morgan Stanley Capital Partners III, L.P.
MSCP III, L.P.
Morgan Stanley Capital Partners III, Inc.
MSCP III 892 Investors, L.P.
Morgan Stanley Capital Investors, L.P.
George K. Baum Group, Inc.
G. Kenneth Baum
George K. Baum Capital Partners, L.P.
GKB Private Investment Partners, LLC
George K. Baum Employee Equity Fund, L.P.
GKB Equity, Inc.
George K. Baum Holdings, Inc.
Jonathan E. Baum
Citicorp Venture Capital, Ltd.
Citibank, N.A.
Citicorp
JSS Management Company, Ltd.
William T. Webster as custodian for William T. Webster, Jr.
  under the Missouri Uniform Transfers to Minors Law
William T. Webster as custodian for Aubrey A. Webster
  under the Missouri Uniform Transfers to Minor Law
William T. Webster as custodian for Samuel Timothy Webster
  under the Missouri Uniform Transfers to Minors Law
Kirstin D. Webster and James A. Heeter, Co-Trustees
  under The Timothy S. Webster Family Gift Trust of 1996, dated September 27,
  1996
William T. Webster
Julie D. Webster
Horst W. Schroeder
Anna Catherine Webster
Ernest Jack Webster, Jr.
David B. Potter
Timothy S. Webster
David E. Watson
Darrel E. Bailey
Norman F. Abreo
Isabel A. Lange
Bernd H. Schroeder
Gisela I. Schroeder, Trustee of the Living Trust of Gisela I. Schroeder U/T/I
  dated May 24, 1985
Thompson Holdings, Inc.
Thompson Holdings, L.P.
Richard C. Thompson
James A. Schlindwein
Suzanne S. Schlindwein
Horst W. Schroeder, Trustee of the Living Trust of
  Horst W. Schroeder, dated May 24, 1985, or successor trustee
Jerry Dear
Daniel R. Keller
Mike Willhoite
CCT Partners III, L.P.
CCT I Corporation
Phillip A. Dibble
Phyllis Kruse Dibble